THIRD AMENDMENT TO THE
         COMTEX News Network, Inc. 1995 STOCK OPTION PLAN

     THIRD AMENDMENT, effective as of December 7, 2000, to the COMTEX News Network, Inc. 1995 Stock Option Plan (the "Plan"), by
COMTEX News Network, Inc. (the "Company").

     The Company maintains the Plan. On September 21, 2000, the Board of Directors adopted an amendment to the Plan. This amendment will amend the Plan to provide for an automatic annual increase in the number of shares reserved for issuance under the Plan. In accordance with Section 7 of the Plan, resolutions effecting the amendment were approved by the holders of a majority of the outstanding stock of the Company entitled to vote thereon at the annual meeting of stockholders of the Company on December 7, 2000.


     NOW, THEREFORE, the Plan is amended as follows:

     I. Section 3 is amended by replacing the first sentence of the first paragraph thereof with the following:

     Subject to adjustment as provided in Section 6(i) hereof, the maximum number of shares of Common Stock for which options may be granted hereunder shall be 3,400,000, such number to increase automatically on the first calendar day of each year, commencing on January 1, 2001, by the lesser of (i) 750,000 shares, (ii) five percent (5%) of the then outstanding number of shares of common stock as of the end of the immediately preceding calendar year or (iii) such amount as may be determined by the Board of Directors. The maximum number of shares for which options may be granted hereunder shall be evidenced by certificates signed by the secretary of the Company from time to time which are filed with the Plan in the principal place of business of the Company.


                         COMTEX News Network, Inc.



                         By: /S/ S. AMBER GORDON
                         Name: S. Amber Gordon
                         Title:  Corporate Secretary


Dated as of June 1, 2001
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